Exhibit 10.3

January 30, 2025

Personal and Confidential
Marc J. Rowan
Delivered via email: [ ]
Dear Marc:

This letter agreement confirms the terms of your continued employment at Apollo Management Holdings, L.P. (the “Company”).

1.Position, Reporting, and Office Location. Your position, reporting and primary office location are set forth on the Executive Summary (the “Executive Summary”) attached hereto. You may be expected to travel to fulfill your responsibilities. You agree that the conditions of your employment are governed by the terms set forth in this letter agreement and that any obligations contained herein will survive throughout your employment with the Company, unless expressly overridden in writing by the Company.

2.Compensation and Benefits. Your compensation and benefits are set forth on the Executive Summary. All amounts payable to you are subject to applicable taxes, deductions and withholdings. The Company does not guarantee the tax treatment of any payments or benefits.

3.Charitable Program. Apollo is enhancing its commitment to philanthropy as set forth on the Executive Summary.

4.Duties and Employment Conditions. You agree that you will: (i) devote your full working time, attention and abilities to the duties assigned to you; (ii) promote and protect the interests and reputation of the Company and its Affiliates (as defined in the Apollo Global Management Inc. 2019 Omnibus Equity Incentive Plan); (iii) comply with all rules and policies of the Company as implemented and/or amended from time to time in its sole discretion including but not limited to those set forth in the Company’s U.S. Employee Handbook and Apollo’s Code of Business Conduct and Ethics (“Code of Conduct”); and (iv) obey all lawful instructions and directions given to you by the Company or an Affiliate. Except to the extent previously disclosed and approved, you agree that during your employment you will not engage in any form of employment or engagement outside of your employment at the Company, including but not limited to, serving as a director or officer of another company or organization, or any activity that has the potential to detract from your ability to devote appropriate time and attention to your Company responsibilities, unless prior approval is received in accordance with the Code of Conduct and any other applicable policies.

5.Covenants, Arbitration, and Notice Requirements. You previously executed the Company’s Covenants Agreement on March 20, 2024, and your employment is conditioned on your compliance with the terms and conditions set forth in the Covenants Agreement and the Company’s Mutual Arbitration Agreement (collectively, the “ECAA”). This letter agreement extends your notice period as set forth in the Executive Summary, which also sets forth the current post-employment restriction periods, and all such periods are subject to change as described in the ECAA. The notice you are entitled to receive shall be the same notice you must provide, and the Company reserves the right to pay you, in lieu of any required notice period, the equivalent of your then current monthly base salary during the notice period upon the Company’s termination of your employment without Cause (as defined in Exhibit A). By execution of this letter agreement, you acknowledge that you have agreed to comply with the terms and conditions set forth in the ECAA attached hereto, as modified by the Executive Summary and as may be modified from time to time in accordance with the ECAA.

6.Employment in Good Standing; Compliance. The Company is subject to various compliance requirements and accordingly has various compliance procedures in place. Your continued employment with the Company and payment of your compensation is conditioned upon your continued employment in good standing and compliance with such procedures, which will include, among other things, your adherence to applicable laws, Code of Conduct, the Political Contributions & Activities Policy, and any other Company policies, procedures, and manuals, applicable to employees. You also will continue to comply with the RWN Family Office Policy. Your employment is at will and nothing in this letter agreement shall be construed as establishing any right to continued employment with the Company. Apollo reserves its right to terminate your employment at any time for any reason.
7.Governing Law, Disputes and Forum. The parties agree and consent that this letter agreement shall be enforced under New York law in accordance with the dispute mechanisms and forum set forth in the ECAA.

8.Entire Agreement and Assignment of Agreement. This letter agreement (including the Executive Summary) together with the ECAA constitute the entire agreement between the parties in relation to its subject matter and supersedes any previous agreement or understanding between the parties relating thereto, including any term sheet (except that any pre-existing obligation to maintain confidentiality shall survive in accordance with its terms). If any provision of this letter agreement shall be deemed unenforceable, the enforceability of the remaining provisions shall in no way be affected. You confirm that you have not relied on any warranty, representation, assurance, or promise other than as are expressly set out in this letter agreement. This letter agreement may not be modified or amended unless in writing signed by the undersigned parties. Except for an assignment by the Company of this letter agreement to an Affiliate, this letter agreement may not be assigned by the parties.

9.Counterparts. This letter agreement may be executed electronically, or through the use of separate signature pages or in any number of counterparts.

Sincerely,

/s/ Matthew Breitfelder
Matthew Breitfelder
Partner, Global Head of Human Capital

By your electronic affirmation of this letter agreement, you acknowledge that you have read and understood the terms and conditions contained in this letter agreement and the Apollo Managements Holdings, L.P. Covenants Agreement and Mutual Arbitration Agreement and agree to be bound by such terms, in addition to all other employee policies, as in effect from time to time.

/s/ Marc J. Rowan                             Date: 1.30.2025
Marc J. Rowan

[Signature Page]

Personal & Confidential
Executive Summary of Terms of Employment for Marc J. Rowan

Position Overview	•Chief Executive Officer •Reporting to AGM, Inc. Board of Directors •Employed by Apollo Management Holdings, L.P. (the “Company”) •Primary office location: 100 West Putnam Avenue, Greenwich, CT 06830
Charitable Commitment
Charitable Program
•Apollo recognizes your belief that it is an appropriate time to reinforce and institutionalize Apollo’s commitment to philanthropy and, as part of enhancing our commitment, Apollo is establishing a new donor-advised fund (the “Fund”) capitalized with $200 million in cash and / or stock
•Apollo agrees to establish appropriate Fund governance (including guidelines and approval framework)
•Provided you serve as CEO (or as otherwise determined by the Board), you may in partnership with Apollo recommend the deployment of up to $40 million per year of charitable proceeds in the Fund, and any unused amounts will carry over to future years
•Approved gifts by the Apollo Fund to a charity recommended by you will be identified as made by the Fund and (to the extent you request) recommended by you
•Apollo will pay any administrative and investment management fees for the Fund

AGM Supplemental Partner Program Award (“SPA”)
Overview	Annual SPA grant for each of the next 5 years commencing with 2025, sharing in the total gross realized performance fees from Apollo funds (“Fees”) provided you serve as CEO (or as otherwise determined by the Board)
Target Value	$10 million per year (for a total target value of $50 million)
SPA %	% of Fees consistent with other participants (i.e., based on average projected Fees for 22-23, which was the year program launched)
Perf. Period	1 year (January – December) for each annual award
Vesting/Payment
•1-year cliff vesting, subject to continued employment
•Paid annually in cash by March 15 following each vesting date; you may elect to defer payment in accordance with applicable tax rules with the ability to invest such amounts in the same investment options available to other SPA participants

Annual Compensation & Benefits
Annual Compensation	•$100,000, payable in accordance with the Company’s payroll practices •No annual bonus, discretionary or otherwise or Partner Stipend Benefit
Employee Benefits	Eligible to participate in all Company benefit plans, consistent with current practice
Restrictive Covenants
Covenants	•Notice: 6 months (notwithstanding the 3 month notice period provided for in the ECAA) •Non-Compete: 18 months / Non-Solicit: 24 months •Non-Disclosure/Mutual Non-Disparagement: Indefinite
Miscellaneous
Policies	All payments, awards, and benefits will be issued in accordance with the Company’s policies as in effect at the time of issuance and subject to any required approvals and the customary terms of the applicable plans, funds, and award agreements as modified from time to time.
Car, Driver and Other	You will be entitled to use of car and driver and / or car services, messengers and assistants, consistent with current practice.

Personal & Confidential

Security Consultant	You will be eligible for security benefits commensurate with those provided to CEOs of peer financial services companies, as they may be revised from time to time and which shall include a security consultant to advise you and personal security personnel (each selected by you).
Aircraft Use
Apollo will pay for the use of private aircraft consistent with Apollo’s then-effective private aircraft use and expense policies,[1] or alternatively, you may elect to pay for all private aircraft use and not seek reimbursement from Apollo for your business-related use, in which case the Board or a committee of the Board will consider whether any adjustments to the other terms set forth herein are appropriate.

______________________
1 Apollo will perform all calculations to support Apollo’s payment or reimbursement of/for such travel to comply with then-effective internal policies and applicable law. Apollo will also cover the cost of personnel who may be needed to assist with complying with such policy and applicable law.

Personal & Confidential

Exhibit A

“Cause” means your: (a) commission of an intentional violation of a material law or regulation, intentional misconduct, reckless disregard of your duties or deliberate failure to perform your duties, in each case, in connection with your performance of services for the Company or any of its Affiliates or that relates to or impacts the business of the Company or its Affiliates; (b) commission of an intentional and material breach of a written Company code of ethics or other policy of, or written agreement with, the Company or any of its Affiliates; (c) commission of any misconduct or failure to take any action that, individually or in the aggregate, has caused or substantially contributed to, or is reasonably likely to cause or substantially contribute to, material economic or reputational harm to the Company or any of its Affiliates (excluding any mistake of judgment acting in good faith); (d) conviction of or plea of no contest to (i) any misdemeanor involving moral turpitude or (ii) any felony, including, in each case, a foreign law equivalent, and provided that, in each case, such action (A) has a significant adverse effect on your ability to perform services for the Company or any of its Affiliates, or (B) relates to or impacts the business of the Company or any of its Affiliates; (e) fraud in connection with your performance of services for the Company or any of its Affiliates; or (f) embezzlement from the Company or any of its Affiliates or interest holders; provided, that, you fail to cure within fifteen (15) business days after written notice thereof, to the extent such occurrence is susceptible to cure, the items set forth in clauses (b) and (c).

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